CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                          CATALYST LIGHTING GROUP, INC.
                                      INTO
                               WENTWORTH III, INC.

      It is hereby certified that:

      1. Wentworth III, Inc. (the "Corporation") is a business corporation of the State of Delaware.

      2. The Corporation is the owner of all of the outstanding shares of the stock of CATALYST LIGHTING GROUP, INC. ("Catalyst"), which is also a business corporation of the State of Delaware.

      3. On September 2, 2003, the Board of Directors of the Corporation adopted the following resolutions to merge Catalyst into the Corporation:

            RESOLVED, that Catalyst be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of Catalyst be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Catalyst in its name.

            RESOLVED, that this Corporation shall assume all of the obligations of Catalyst.

            RESOLVED, that the name of the Corporation from and after the effective time of the merger shall be "Catalyst Lighting Group, Inc."

            RESOLVED, that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

Executed on September 2, 2003.

                                        WENTWORTH III, INC.

                                        By:_____________________________________
                                           Dennis H. Depenbusch,
                                           Chief Executive Officer